Quaker Chemical Announces Fourth Quarter and Full Year 2011 Results

CONSHOHOCKEN, Pa., March 7, 2012 /PRNewswire/ --

  Record full year net sales and earnings in 2011 due to higher volumes and acquisitions
  Fourth quarter sales up 22% vs. 2010
  Operating cash flow of $15 million in the fourth quarter of 2011

Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $173.3 million for the fourth quarter of 2011, up 22% compared to fourth quarter 2010 net sales of $142.1 million, and earnings per diluted share of $0.75 for the fourth quarter of 2011, up 27% compared to fourth quarter 2010 earnings per diluted share of $0.59. Full year net sales were $683.2 million for 2011, up 26% compared to prior year net sales of $544.1 million, and earnings per diluted share were $3.47 for 2011, up 25% compared to prior year earnings per diluted share of $2.77.

Michael F. Barry, Chairman, Chief Executive Office and President, commented, "Our fourth quarter bottom-line results were in line with our expectations. We saw softer volumes due to seasonality and customer actions to decrease inventory levels in the supply chain. We also experienced approximately $2.1 million of higher compensation costs in Q4 vs. Q3 primarily due to the appreciation of our stock price impacting the accrual for our long-term incentive plan and the timing of accruals for the annual incentive plan. In addition, we incurred approximately $0.6 million of acquisition related costs in the fourth quarter. On the positive side, we are continuing to gain new business and are making sequential progress in improving our gross margins. In addition, we had a lower tax rate and we are pleased with the contributions from our recent acquisitions."

Michael F. Barry, further stated, "2011 was a record year in terms of net sales and earnings for Quaker in a very challenging global environment. We overcame record levels of raw material increases and increased our volumes and market share, even excluding acquisitions. Our recent acquisitions have positioned us well for further product line and geographic expansion, and the equity offering completed earlier in 2011 further strengthened our balance sheet and provides us with the financial flexibility to take advantage of additional acquisitions and other growth opportunities as they arise."

Mr. Barry continued, "As we look to 2012, we see a mix of factors which could impact our results. The negatives include a sluggish global economy, especially in Europe, a lower rate of growth in China, escalating SG&A costs in emerging markets, and a stronger U.S. dollar. Offsetting these negatives are the continued recovery of manufacturing in North America, the full-year impact of acquisitions, as well as growth due to our investment in strategic initiatives. Overall, despite the challenging environment, our expectation for 2012 is for net income to surpass our 2011 net income of $40.9 million, which excludes the non-cash gain related to our Mexico acquisition, discussed below. In summary, I am confident in our future and expect 2012 will be another strong year for Quaker. "

Fourth Quarter Summary

Net sales for the fourth quarter of 2011 were approximately $173.3 million, an increase of $31.2 million, or 22% from the fourth quarter of 2010. Product volumes were approximately 14% higher, including acquisitions. Selling prices and mix increased revenues by approximately 9%, reflecting the Company's price increases during 2011 to help offset higher raw material costs. Foreign exchange rates decreased revenues by approximately 1%. On a sequential basis, volumes in North America, South America and Europe were seasonally lower than the third quarter.

Gross profit increased by approximately $8.8 million, or 18%, from the fourth quarter of 2010, but gross margin decreased from 33.7% to 32.7%. The decrease in gross margin was primarily driven by higher raw material costs compared to the prior year. Gross margin was slightly higher than the third quarter of 2011 as the Company experienced the full impact of recent pricing actions and some stabilization in raw material costs. However, this benefit was partially offset by mix and other factors.

Selling, general and administrative expenses ("SG&A") increased approximately $9.6 million compared to the fourth quarter 2010. SG&A expenses of the recent acquisitions and acquisition-related costs represented approximately 35% of the increase versus the fourth quarter of 2010 while higher incentive compensation costs accounted for more than 30%. While overall incentive compensation expense is lower in the full year 2011 compared to 2010, a higher percentage of incentive compensation costs were accrued earlier in the year in 2010 based on improved business performance. Higher selling costs related to increased business activity and inflationary and other costs accounted for the remainder of the increase.

Included in the results for the fourth quarter of 2010 is a non-income tax contingency charge of approximately $0.6 million, or $0.05 per diluted share.

Other income for the fourth quarter of 2011 includes a pre-tax $0.6 million, or $0.03 per diluted share, gain related to a fair value adjustment to a contingent consideration liability.

Equity in net income of associated companies in 2010 includes an out-of-period charge of $0.05 per diluted share.

Full Year Summary

Net sales for 2011 were approximately $683.2 million, an increase of $139.2 million, or 26%, from 2010. Product volumes were approximately 13% higher, including acquisitions. Selling prices and mix increased revenues by approximately 10%, as the Company increased prices to help offset higher raw material costs. Foreign exchange rates increased revenues by approximately 3%.

Gross profit increased by approximately $29.9 million, or 15%, from 2010, but gross margin decreased from 35.4% in 2010 to 32.6% as raw material costs continued to escalate.

SG&A increased approximately $25.5 million, or 18%, compared to 2010. Higher selling, inflationary and other costs as a result of increased business activity and investment in growth, acquisition-related activity and foreign exchange rate translation accounted for the majority of the increase while overall incentive compensation costs were lower. SG&A as a percentage of sales decreased from 25.6% in 2010 to 24.1% in 2011.

Included in the 2010 results is a non-income tax contingency charge of approximately $4.1 million, or $0.26 per diluted share, and a final charge related to the Company's former CEO's supplemental retirement plan of approximately $1.3 million, or $0.08 per diluted share.

Other income for 2011 includes a pre-tax $0.6 million, or $0.03 per diluted share, gain related to a fair value adjustment to a contingent consideration liability and a $2.7 million, or $0.22 per diluted share, non-cash gain representing the revaluation of the Company's previously held ownership interest in its Mexican equity affiliate to its fair value related to the July 2011 purchase of the remaining interest in this entity.

Interest expense decreased due to lower average borrowings. Equity in net income of associated companies in 2010 reflects the equity affiliate charge noted above, as well as a $0.03 per diluted share charge related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

Balance Sheet and Cash Flow Items

Operating cash flow increased by $15.1 million in the fourth quarter of 2011 on strong earnings and improvements in working capital. In addition, the Company completed the acquisition of G.W. Smith & Sons, Inc. for a purchase price of approximately $14.5 million. In the second quarter of 2011, the Company completed an equity offering of approximately 1.3 million shares, resulting in approximately $48.1 million of net cash proceeds, which were used to repay a portion of its revolving credit line. The fourth quarter 2011 and full year 2011 earnings per diluted share of $0.75 and $3.47, respectively, reflect an approximate $0.07 and $0.20 dilutive effect, respectively, as a result of the equity offering.

Non-GAAP Measures

Included in this public release is a non-GAAP financial measure of net income excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate. The Company believes this non-GAAP measure enhances a reader's understanding of the financial performance of the Company, is more indicative of the future performance of the Company and facilitates a better comparison among fiscal periods. Non-GAAP results are presented for supplemental informational purposes only, and should not be considered a substitute for the financial information presented in accordance with GAAP. The following is a reconciliation between the non-GAAP (unaudited) financial measure of net income excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate to its most comparable GAAP measure (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net income attributable to Quaker Chemical Corporation	$ 9,770	$ 6,895	$ 43,569	$ 31,807

Non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate	-	-	(2,718)	-

Net income excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate	$ 9,770	$ 6,895	$ 40,851	$ 31,807

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical's investor conference call to discuss fourth quarter results is scheduled for March 8, 2012 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company's Investor Relations Web site at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions and chemical management services enhance our customers' processes, improve their product quality and lower their costs. Quaker's headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$ 173,261	$ 142,083	$ 683,231	$ 544,063

Cost of goods sold	116,597	94,193	460,581	351,274

Gross profit	56,664	47,890	222,650	192,789
%	32.7%	33.7%	32.6%	35.4%

Selling, general and administrative expenses	45,297	35,723	164,738	139,209
Non-income tax contingency charge	-	551	-	4,132
CEO transition costs	-	-	-	1,317

Operating income	11,367	11,616	57,912	48,131
%	6.6%	8.2%	8.5%	8.8%

Other income, net	980	540	5,050	2,106
Interest expense, net	(806)	(822)	(3,585)	(4,024)
Income before taxes and equity in net income of associated companies	11,541	11,334	59,377	46,213

Taxes on income before equity in net income of associated companies	1,295	3,631	14,256	12,616
	10,246	7,703	45,121	33,597

Equity in net income (loss) of associated companies	64	(240)	779	494

Net income	10,310	7,463	45,900	34,091

Less: Net income attributable to noncontrolling interest	540	568	2,331	2,284

Net income attributable to Quaker Chemical Corporation	$ 9,770	$ 6,895	$ 43,569	$ 31,807
%	5.6%	4.9%	6.4%	5.8%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$ 0.76	$ 0.60	$ 3.52	$ 2.82
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$ 0.75	$ 0.59	$ 3.47	$ 2.77

Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$ 16,909	$ 25,766
Accounts receivable, net	150,676	116,266
Inventories, net	74,758	60,841
Current deferred tax assets	6,338	4,624
Prepaid expenses and other current assets	10,868	7,985
Total current assets	259,549	215,482

Property, plant and equipment, net	82,916	76,535
Goodwill	58,152	52,758
Other intangible assets, net	31,783	24,030
Investments in associated companies	7,942	9,218
Deferred income taxes	29,823	28,846
Other assets	35,356	42,561
Total assets	$ 505,521	$ 449,430

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$ 636	$ 890
Accounts and other payables	65,026	61,192
Dividends payable	3,099	2,701
Accrued compensation	16,987	17,140
Accrued pension and postretirement benefits	2,038	1,672
Current deferred tax liabilities	238	181
Other current liabilities	18,625	17,415
Total current liabilities	106,649	101,191
Long-term debt	46,701	73,855
Deferred income taxes	7,094	6,108
Accrued pension and postretirement benefits	34,533	30,016
Other non-current liabilities	54,818	51,161
Total liabilities	249,795	262,331

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2011 - 12,911,508 shares	12,912	11,492
Capital in excess of par value	89,725	38,275
Retained earnings	175,932	144,347
Accumulated other comprehensive loss	(29,820)	(13,736)
Total Quaker shareholders' equity	248,749	180,378
Noncontrolling interest	6,977	6,721
Total shareholders' equity	255,726	187,099
Total liabilities and equity	$ 505,521	$ 449,430

Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	(Unaudited)
	2011	2010
Cash flows from operating activities
Net income	$ 45,900	$ 34,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,455	9,867
Amortization	2,338	988
Equity in undistributed earnings of associated companies, net of dividends	(42)	19
Deferred income tax	2,431	1,849
Uncertain tax positions (non-deferred portion)	3,673	(1,130)
Deferred compensation and other, net	660	(628)
Stock-based compensation	3,513	3,096
Non-cash gain from purchase of equity affiliate	(2,718)	-
(Gain) loss on disposal of property, plant and equipment	(86)	32
Insurance settlement realized	(1,840)	(1,640)
Pension and other postretirement benefits	(4,239)	(2,636)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(31,558)	(4,469)
Inventories	(9,281)	(7,153)
Prepaid expenses and other current assets	(2,505)	(814)
Accounts payable and accrued liabilities	4,442	5,511
Estimated taxes on income	(2,477)	564
Net cash provided by operating activities	19,666	37,547

Cash flows from investing activities
Investments in property, plant and equipment	(12,117)	(9,354)
Payments related to acquisitions	(25,477)	(35,909)
Proceeds from disposition of assets	393	229
Insurance settlement received and interest earned	80	5,122
Change in restricted cash, net	1,760	(1,124)
Net cash used in investing activities	(35,361)	(41,036)

Cash flows from financing activities
Net decrease in short-term borrowings	(254)	(1,456)
Proceeds from long-term debt	-	9,841
Repayments of long-term debt	(27,364)	(636)
Dividends paid	(11,586)	(10,449)
Stock options exercised, other	1,105	5,500
Excess tax benefit related to stock option exercises	109	2,558
Proceeds from sale of common stock, net of related expenses	48,143	-
Distributions to minority shareholders	(1,000)	(1,021)
Net cash provided by financing activities	9,153	4,337

Effect of exchange rate changes on cash	(2,315)	(133)
Net (decrease) increase in cash and cash equivalents	(8,857)	715
Cash and cash equivalents at the beginning of the period	25,766	25,051
Cash and cash equivalents at the end of the period	$ 16,909	$ 25,766

CONTACT: Mark A. Featherstone, Vice President and Chief Financial Officer, +1-610-832-4160